Exhibit 99.1

THE CHILDREN’S PLACE REPORTS SECOND QUARTER 2017 RESULTS

Delivers Q2 Comparable Retail Sales Increase of 3.1%

Reports Q2 GAAP Earnings per Diluted Share of $0.79 vs ($0.11) in Q2 2016 and

Q2 Adjusted Earnings per Diluted Share of $0.86 vs ($0.01) in Q2 2016

Repurchases $25 Million in Stock and Pays $7 Million in Dividends in Q2

Increases Adjusted EPS Guidance to a Range of $7.23 to $7.33 for FY 2017 Compared to Previous Guidance of $7.10 to $7.20

Secaucus, New Jersey – August 9, 2017 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended July 29, 2017.

Jane Elfers, President and Chief Executive Officer, said, “We continued to deliver outstanding operating results in the second quarter. Comparable retail sales, gross margin, operating margin and earnings per diluted share were above last year and exceeded the high end of our guidance range. Our second quarter comparable retail sales increased 3.1%, on top of a positive 2.4% comp in the second quarter of 2016 and store traffic showed sequential improvement compared to the first quarter. We saw increases in ADS driven by higher AUR and UPT, as well as merchandise margin expansion in the quarter. And, we repurchased $25 million in stock and paid $7 million in dividends in the quarter.”

Ms. Elfers said, “Our results are indicative of the significant progress we have made against each of our strategic growth initiatives - superior product, business transformation through technology, global growth through alternate channels of distribution and fleet optimization - all of which are supported by a best-in-class management team. Within our digital transformation initiative, we are intensely focused on developing and implementing a robust Personalized Customer Contact Strategy.”

Elfers continued, “Gymboree’s recent bankruptcy, and the liquidation of 330 of their stores, presents a market share opportunity for The Children’s Place.  We are directly co-located in 216 of those locations and we have experienced sales and traffic lifts in those stores since the Gymboree liquidation began on July 18th.”

Ms. Elfers concluded, “Although we are only a couple weeks into the key Back-to-School selling season, we are encouraged by our early results. Our product clearly continues to resonate with our customer.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Second Quarter 2017 Results

Net sales increased 0.6% to $373.6 million in the second quarter of 2017. Comparable retail sales increased 3.1% in the second quarter of 2017.

Net income was $14.3 million, or $0.79 per diluted share, in the second quarter of 2017, compared to a net loss of ($2.0) million, or ($0.11) per diluted share, the previous year. Adjusted net income was $15.6 million, or $0.86 per diluted share, compared to an adjusted net loss of ($0.2) million, or ($0.01) per diluted share, in the second quarter last year. This $0.87 increase in adjusted net income per diluted share includes a $0.68 benefit resulting from the new accounting rules for the income tax impact on share-based compensation.

Gross profit was $128.4 million in the second quarter, compared to $123.9 million in the second quarter of 2016. Adjusted gross profit was $128.7 million in the second quarter, compared to $123.9 million last year, and leveraged 100 basis points to 34.4% of sales, driven by increases in AUR and merchandise margin resulting from strong product acceptance and inventory management, inclusive of the impact of the increased penetration of our ecommerce business which runs at a lower gross margin rate.

Selling, general and administrative expenses were $108.2 million compared to $107.9 million in the second quarter of 2016. Adjusted SG&A was $107.6 million compared to $107.9 million in the second quarter last year and leveraged 30 basis points as a percentage of sales primarily as a result of decreased store expenses, including lower store compensation expenses and credit card fees, partially offset by increased expenses related to the investment in our transformation initiatives and increased administrative compensation expenses.

Operating income was $3.2 million, compared to a net operating loss of ($2.9) million in the second quarter of 2016. Adjusted operating income in the second quarter of 2017 was $5.1 million, or 1.4% of net sales, compared to adjusted operating income of $0.1 million in the second quarter last year, leveraging 140 basis points compared to last year.

For the second quarter, the Company’s adjusted results exclude net expenses of approximately $1.3 million, compared to excluded net expenses of approximately $1.8 million in the second quarter of 2016, comprising certain items which the Company believes are not reflective of the performance of its core business. For the second quarter of 2017, these excluded items are primarily related to expenses associated with asset impairment charges, a state sales and use tax audit settlement, a provision for foreign exchange control penalties and an insurance claim deductible, partially offset by income related to restructuring costs. For the second quarter of 2016, these excluded items related primarily related to asset impairment charges.

Fiscal Year to Date

Net sales increased 2.5% to $810.3 million in the first half of fiscal 2017. Comparable retail sales increased 4.7% in the first half of fiscal 2017.

Net income was $50.5 million, or $2.76 per diluted share, in the first half of fiscal 2017, compared to net income of $24.0 million, or $1.24 per diluted share, the previous year. Adjusted net income was $51.6 million, or $2.82 per diluted share, compared to $25.6 million, or $1.32 per diluted share. This $1.50 increase in adjusted net income per diluted share includes an $0.87 benefit resulting from the new accounting rules for the income tax impact on share-based compensation.

Gross profit was $299.0 million in the first half of fiscal 2017, compared to $289.2 million last year. Adjusted gross profit was $299.6 million, or 37.0% of net sales, leveraging 40 basis points compared to last year.

Selling, general and administrative expenses in the first half of fiscal 2017 were $220.4 million, compared to $217.1 million last year. Adjusted SG&A was $214.5 million, compared to $217.5 million last year, leveraging 100 basis points compared to last year.

Operating income was $45.5 million, compared to operating income of $36.7 million in fiscal 2016. Adjusted operating income was $53.5 million, or 6.6% of net sales, compared to $39.3 million, or 5.0% of net sales last year, an increase of 36%.

During the first half of fiscal 2017, the Company’s adjusted results exclude net expenses of approximately $1.0 million, compared to excluded net expenses of approximately $1.6 million during the first half of fiscal 2016, comprising certain items which the Company believes are not reflective of the performance of its core business. For the first half of fiscal 2017, these excluded items are primarily related to charges due to a provision for a legal settlement resulting from a pricing litigation, asset impairment charges, restructuring costs, a state sales and use tax audit settlement, a provision for foreign exchange control penalties, and an insurance claim deductible, partially offset by income associated with the release of reserves for prior year uncertain tax positions. For the first half of fiscal 2016, these excluded expenses primarily related to asset impairment charges, partially offset by income associated with restructuring costs.

Store Openings and Closures

In accordance with our fleet optimization initiative, the Company closed 7 stores and did not open any stores during the second quarter of 2017. The Company ended the quarter with 1,026 stores and square footage of 4.801 million, a decrease of 3.4% compared to the prior year. Since our fleet optimization initiative was announced in 2013, we have closed 156 stores.

The Company’s international franchise partners opened 6 points of distribution and closed 1 in the second quarter, and the Company ended the quarter with 161 international points of distribution open and operated by its 7 franchise partners in 19 countries.

Capital Return Program

During the second quarter of 2017, the Company repurchased 209,760 shares for approximately $25 million, consisting of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid a quarterly dividend of approximately $7 million, or $0.40 per share, in the quarter.

For the first half of 2017, the Company repurchased 507,368 shares for approximately $57 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid quarterly dividends totaling approximately $14 million in the first half of 2017.

Since 2009, the Company has returned over $829 million to its investors through share repurchases and dividends. At the end of the second quarter of 2017, approximately $306 million remained available for future share repurchases under the Company’s existing share repurchase programs.

Additionally, the Company’s Board of Directors authorized a quarterly dividend of $0.40 per share. The dividend for the third quarter is payable on October 3, 2017 to shareholders of record at the close of business on September 12, 2017.

Outlook

The Company is updating its outlook for fiscal 2017 and now expects adjusted net income per diluted share to be in the range of $7.23 to $7.33, inclusive of an $0.89 benefit resulting from new accounting rules for the income tax impact on share-based compensation. This compares to the Company’s previous guidance for adjusted net income per diluted share of $7.10 to $7.20, inclusive of an $0.89 benefit resulting from new accounting rules for the income tax impact on share-based compensation. Excluding the tax benefit, full year adjusted net income per diluted share guidance is projected to increase 17% to 19% compared to adjusted net income per diluted share of $5.43 last year. This guidance assumes an approximate 3% increase in comparable retail sales for the year.

This guidance for adjusted net income per diluted share excludes year to date net expenses of approximately $1.0 million related to charges due to a provision for a legal settlement resulting from a pricing litigation, asset impairment charges, restructuring costs, a state sales and use tax audit settlement, a provision for foreign exchange control penalties, and an insurance claim deductible, partially offset by income associated with the release of reserves for prior year uncertain tax positions, as the Company believes these items are not reflective of the performance of its core business.

The Company expects adjusted net income per diluted share in the third quarter of 2017 will be between $2.41 and $2.46. This compares to adjusted net income per diluted share of $2.29 in the third quarter of 2016. This guidance assumes a low single digit increase in comparable retail sales.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business. The Company uses non-GAAP measures to evaluate and measure operating performance, including, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Conference Call Information

The Children’s Place will host a conference call to discuss its second quarter 2017 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of July 29, 2017, the Company operated 1,026 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 161 international points of distribution open and operated by its 7 franchise partners in 19 countries.

Forward Looking Statement

This press release contains, and the above referenced conference call may contain, forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its Annual Report on Form 10-K for the fiscal year ended January 28, 2017. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

THE CHILDREN’S PLACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
Net sales	$373,601	$371,416	$810,277	$790,767
Cost of sales	245,196	247,545	511,281	501,545
Gross profit	128,405	123,871	298,996	289,222
Selling, general and administrative expenses	108,227	107,903	220,354	217,115
Asset impairment charges	974	2,826	1,458	2,826
Other costs	6	191	10	259
Depreciation and amortization	15,979	15,891	31,671	32,352
Operating income (loss)	3,219	(2,940)	45,503	36,670
Interest expense	(291)	(176)	(329)	(250)
Income (loss) before taxes	2,928	(3,116)	45,174	36,420
Provision (benefit) for income taxes	(11,362)	(1,105)	(5,345)	12,446
Net income (loss)	$14,290	$(2,011)	$50,519	$23,974

Earnings (loss) per common share
Basic	$0.81	$(0.11)	$2.86	$1.26
Diluted	$0.79	$(0.11)	$2.76	$1.24

Weighted average common shares outstanding
Basic	17,704	18,811	17,659	19,006
Diluted	18,177	18,811	18,289	19,357

THE CHILDREN’S PLACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016

Net income (loss)	$14,290	$(2,011)	$50,519	$23,974

Non-GAAP adjustments:
Provision for legal settlement	-	-	5,000	-
Restructuring costs	(75)	(4)	562	(471)
Asset impairment charges	974	2,826	1,458	2,826
Sales tax audit	418	-	418	-
Foreign exchange penalties	300	-	300	-
Insurance claim deductible	250	-	250	-
Proxy costs	-	-	-	12
DC exit costs (income)	-	191	-	259
Aggregate impact of Non-GAAP adjustments	1,867	3,013	7,988	2,626
Income tax effect (1)	(527)	(1,175)	(2,894)	(1,013)
Prior year uncertain tax positions (2)	-	-	(4,048)	-
Net impact of Non-GAAP adjustments	1,340	1,838	1,046	1,613

Adjusted net income (loss)	$15,630	$(173)	$51,565	$25,587

GAAP net income (loss) per common share	$0.79	$(0.11)	$2.76	$1.24

Adjusted net income (loss) per common share	$0.86	$(0.01)	$2.82	$1.32

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2) Prior year tax related to uncertain tax positions.

	Second Quarter Ended		Year-to-Date Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016

Operating income (loss)	$3,219	$(2,940)	$45,503	$36,670

Non-GAAP adjustments:
Provision for legal settlement	-	-	5,000	-
Restructuring costs	(75)	(4)	562	(471)
Asset impairment charges	974	2,826	1,458	2,826
Sales tax audit	418	-	418	-
Foreign exchange penalties	300	-	300	-
Insurance claim deductible	250	-	250	-
Proxy costs	-	-	-	12
DC exit costs (income)	-	191	-	259
Aggregate impact of Non-GAAP adjustments	1,867	3,013	7,988	2,626

Adjusted operating income	$5,086	$73	$53,491	$39,296

THE CHILDREN’S PLACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016

Gross Profit	$128,405	$123,871	$298,996	$289,222

Non-GAAP adjustments:
Restructuring costs	-	-	377	(50)
Insurance claim deductible	250	-	250	-
Aggregate impact of Non-GAAP adjustments	250	-	627	(50)

Adjusted Gross Profit	$128,655	$123,871	$299,623	$289,172

	Second Quarter Ended		Year-to-Date Ended
	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016

Selling, general and administrative expenses	$108,227	$107,903	$220,354	$217,115

Non-GAAP adjustments:
Provision for legal settlement	-	-	(5,000)	-
Restructuring costs	75	4	(185)	421
Sales tax audit	(418)	-	(418)	-
Foreign exchange penalties	(300)	-	(300)	-
Proxy costs	-	-	-	(12)
Aggregate impact of Non-GAAP adjustments	(643)	4	(5,903)	409

Adjusted Selling, general and administrative expenses	$107,584	$107,907	$214,451	$217,524

THE CHILDREN’S PLACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 29,	January 28,	July 30,
	2017	2017*	2016
Assets:
Cash and cash equivalents	$202,332	$193,709	$170,829
Short-term investments	55,800	49,300	75,100
Accounts receivable	33,077	31,413	35,255
Inventories	311,047	286,343	296,584
Other current assets	54,100	50,398	49,774
Total current assets	656,356	611,163	627,542

Property and equipment, net	263,311	264,280	277,195
Other assets, net	51,008	35,056	28,800
Total assets	$970,675	$910,499	$933,537

Liabilities and Stockholders' Equity:
Revolving loan	$54,500	$15,380	$43,860
Accounts payable	219,334	178,208	198,675
Accrued expenses and other current liabilities	122,651	135,609	116,629
Total current liabilities	396,485	329,197	359,164

Other liabilities	76,530	85,015	91,953
Total liabilities	473,015	414,212	451,117

Stockholders' equity	497,660	496,287	482,420

Total liabilities and stockholders' equity	$970,675	$910,499	$933,537

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

THE CHILDREN’S PLACE, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)
(Unaudited)

	26 Weeks Ended
	July 29,	July 30,
	2017	2016

Net income	$50,519	$23,974
Non-cash adjustments	43,364	30,946
Working Capital	(22,434)	20,263
Net cash provided by operating activities	71,449	75,183

Net cash used in investing activities	(30,174)	(51,187)

Net cash used in financing activities	(32,351)	(46,481)

Effect of exchange rate changes on cash	(301)	5,780

Net increase (decrease) in cash and cash equivalents	8,623	(16,705)

Cash and cash equivalents, beginning of period	193,709	187,534

Cash and cash equivalents, end of period	$202,332	$170,829

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